Exhibit 99.2

Fourth Quarter and Year End 2011 Earnings Conference Call
Prepared Remarks

About the Prepared Remarks
The following commentrary is provided by management and should be read in conjunction with Ameresco's fourth quarter earnings press release. These remarks represent management's current views on the Company's financial and operational performance and are provided to give investors and analysts further insight into our performance in advance of the earnings call. With respect to any non-GAAP financial measures contained in these prepared remarks, a reconciliation between GAAP and non-GAAP results is provided at the end of these remarks.

Earnings Conference Call and Webcast
Ameresco will hold its earnings conference call Wednesday, February 29, at 8:30 a.m. ET to discuss fourth quarter and full year 2011 results as well as business outlook and strategy to be followed by questions and answers. Participants may access it by dialing domestically 888.680.0893 or internationally 617.213.4859. The passcode is 37818893. Participants are advised to dial-in at least ten minutes prior to the call to register. Those who wish to listen only to the conference call webcast may visit the "Investor Relations" section of the Company's website at www.ameresco.com. If you are unable to listen to the live call, the webcast will be archived on the Company's website shortly after the call and be available for one year.

Safe Harbor Statement
Any statements in these remarks or on the ensuing conference call about future expectations, plans and prospects for Ameresco, Inc., including statements about pipeline and backlog, as well as estimated future revenues, and net income per share, and other statements containing the words “projects,” “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including demand for Ameresco's energy efficiency and renewable energy solutions; the Company's ability to arrange financing for its projects; changes in federal, state and local government policies and programs related to energy efficiency and renewable energy; the timing of work Ameresco does on projects where it recognizes revenue on a percentage of completion basis; the ability of customers to cancel or defer contracts included in our backlog; an ability to enter into a contract for an awarded project on the terms proposed; the effects of our recent acquisitions; seasonality in construction and in demand for its products and services; a customer's decision to delay the Company's work on, or other risks involved with, a particular project; availability and costs of labor and equipment; the addition of new customers or the loss of existing customers; and other factors discussed in Ameresco's Annual Report on Form 10-K for the year ended December 31, 2010, filed with the U.S. Securities and Exchange Commission on March 31, 2011. In addition, the forward-looking statements included in this press release represent Ameresco's views as of the date of this press release. Ameresco anticipates that subsequent events and developments will cause its views to change. However, while Ameresco may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Ameresco's views as of any date subsequent to the date of these prepared remarks.

Use of Non-GAAP Financial Measures
These prepared remarks and the accompanying tables include references to adjusted EBITDA, which is a non-GAAP financial measure. For a description of this non-GAAP financial measure, including the reasons management uses this measure, please see the section at the end of these prepared remarks titled "Explanation of Non-GAAP Financial Measures". For a reconciliation of adjusted EBITDA to operating income, the most directly comparable financial measure prepared in accordance with GAAP, please see the section at the end of these prepared remarks titled “GAAP to Non-GAAP Reconciliation”.

Opening Remarks
2011 was a transitional year. It was a year of developments that we believe further enhances our position as a leading independent service provider within the energy service companies (ESCO) industry, while also investing in future potential growth opportunities that we expect to help us in continuing to achieve our long-term goal of 15-20% revenue and earnings growth per year on average.

Our developments included the following:

•	We made three acquisitions that broaden our geographic footprint and service offerings;

•	We opened six new offices to take advantage of specific market opportunities;

•	We expanded our capabilities for building small scale energy projects for our customers;

•	Our marquee Savannah River project was completed and accepted by the customer ahead of schedule;

•	Our pipeline continued to grow;

•	And, we continued to strengthen our balance sheet.

Some of the challenges included the following:

•
We experienced what appears to have been a temporary market disruption in the municipal, universities, K-12 schools, and hospitals (MUSH) market due to budgetary concerns and a reluctance by our customers to take on additional debt;

•	The federal market continued its gradual improvement;

•	And of course, there was some lumpiness from quarter to quarter related to timing of projects, completion of projects, seasonality and acquisition integration.

Our financial achievements for the year were:

•	Full year revenue of $728.2 million, an increase of 17.8% year-over-year.

•	Full year adjusted EBITDA of $67.0 million, an increase of 11.9% year-over-year.

•	Full year net income of $34.7 million, an increase of 20.9% year-over-year.

•	2011 net income per diluted share of $0.78, compared to $0.69 in 2010.
Including our 2011 results, we are currently above our long-term goal of 15-20% revenue and earnings growth per year on average. Our revenue compound annual growth rate (CAGR) over the past five years is 22%, 19% organic; while for earnings, or net income, it is 25% per year.

Fourth Quarter and Full Year Financial Performance
Total revenue for the fourth quarter of 2011 was $188.5 million, compared to $179.3 million for the same period in 2010, an increase of 5.1% year-over-year. Operating income for the fourth quarter of 2011 was $12.1 million, compared to $12.5 million for the fourth quarter of 2010, a decrease of 3.2% year-over-year. Operating income for the fourth quarter reflects approximately $3.5 million in charges taken during the quarter related to Savannah River operations and maintenance (O&M) start-up costs, an inventory write down, acquisition costs and restructuring. Fourth quarter 2011 adjusted EBITDA, a non-GAAP number, was $17.4 million, compared to $15.8 million for the same period in 2010, an increase of 10.1% year-over-year. Net income for the fourth quarter of 2011 was $8.2 million, compared to $7.7 million for the same period of 2010, an increase of 7.1% year-over-year. Fourth quarter net income per diluted share was $0.18 in 2011, compared to $0.17 in 2010.

For full year 2011 results, we reported record revenue of $728.2 million, compared to $618.2 million for 2010, an increase of 17.8%. Full year 2011 operating income was $50.2 million, compared to $46.0 million for 2010, an increase of 9.1% year-over-year. Operating income for the full year reflects approximately $4.7 million in charges taken in the third and fourth quarters related to acquisition costs, customer payments, Savannah River O&M start-up costs, and an inventory write down. Full year 2011 adjusted EBITDA was $67.0 million, compared to $59.9 million for 2010, an increase of 11.9% year-over-year. Net income for the full year 2011 was $34.7 million, compared to $28.7 million for 2010, an increase of 20.9% year-over-year. Net income per diluted share was $0.78 for the full year in 2011, compared to $0.69 in 2010.

While fourth quarter revenue increased 5.1%, when excluding the three acquisitions made in 2011 from fourth quarter revenue, organic revenue was approximately $167 million, a decrease of 6.6%. The decrease in organic revenue was driven by an 11% decrease in energy efficiency revenue related to the federal group, central region and Canada. Organic revenue from renewable energy increased 2.7% year-over-year, driven by developing renewable energy plants for our customers, integrated-PV, small scale infrastructure and O&M/Other.

Full year revenue growth was driven by organic revenue of $690 million, or 11.7% organic growth, as well as acquisitions. Organic revenue growth reflects an increase of 15.4% in energy efficiency revenue from select regions and new offices. Despite the Savannah River project winding down, organic revenue from renewable energy increased 1.3% year-over-year. The drivers behind the improvement in full year renewable energy revenue were the same as those already mentioned for the fourth quarter.

Gross margin during the fourth quarter increased from 17.4% in 2010 to 18.6% in 2011. Strong gross margin within energy efficiency related to project closeouts, together with contributions from Applied Energy Group (AEG) and Ameresco Southwest, more than off-set downward margin pressure from renewable energy, where we experienced $2.55 million in unexpected costs. We incurred $1.8 million in start-up costs for Savannah River O&M during the fourth quarter, although we will not have meaningful revenue recognition until the first quarter of 2012. Integrated-PV experienced an inventory write down of $750,000 due to decreasing solar prices. In addition, several of our renewable energy plants experienced maintenance during the quarter.

Full year gross margin increased from 17.9% in 2010 to 18.5% in 2011. The improvement was driven by strong gross margins in energy efficiency during the first quarter, project closeouts during the fourth quarter and acquisitions, which more than off-set the third quarter charge within energy efficiency as well as margin pressure from renewable energy. In addition, full year gross margin reflects approximately $1.3 million in non-cash amortization of intangible assets related to acquisitions.

Full year renewable energy gross margin decreased from 20.5% in 2010 to 17.3% in 2011. In addition to gross margin pressure from maintenance for small scale infrastructure, we also experienced the unexpected charges already mentioned during the fourth quarter as well as a customer charge for noise reduction improvements to a land-fill gas (LFG) plant during the third quarter, a total of $2.8 million for the year.

Operating expenses in the fourth quarter increased from $18.8 million in 2010 to $23.0 million dollars in 2011, an increase of 22.3%. Operating expenses for the full year increased from $64.7 million in 2010 to $84.9 million in 2011, an increase of 31.2%.

Salary and benefit expenses during the fourth quarter increased from $8.8 million in 2010 to $11.5 million in 2011, an increase of 30.4%. As discussed, 2011 was a year of developments that we believe have further improved Ameresco's position in the marketplace. In addition to adding key personnel, we opened six new offices and made three acquisitions. We also recorded a $500,000 restructuring charge to reduce costs and eliminate redundancies in Canada during the fourth quarter.

Salary and benefit expenses for the year increased from $30.7 million in 2010 to $40.7 million in 2011, an increase of 32.6%. Salaries and benefits increased during the year for the same reasons already discussed for the fourth quarter with approximately half of the dollar increase being attributable to acquisitions.

Project development costs reflect our efforts to increase proposal activity and finalize awarded projects. Project development costs during the fourth quarter decreased from $5.8 million in 2010 to $3.4 million in 2011, a reduction of 40.5%. This reflects higher utilization rates and improvements in the MUSH market.

Project development costs for the full year increased from $13.7 million in 2010 to $18.3 million in 2011, an increase of 33.7%. Even though project development costs normalized in the fourth quarter, reflecting an improving MUSH market, it did not off-set the unusually high project development costs during the second and third quarters related to MUSH market disruption.

General, administrative and other (G&A) expenses for the quarter increased from $4.2 million in 2010 to $8.0 million in 2011, an increase of approximately 92.5%. We have seen a significant increase in G&A expenses related to public company expenses, such as Sarbanes Oxley, auditing, compliance and insurance costs, as well as acquisition and integration expenses. In addition, G&A expense was impacted by approximately $480,000 in acquisition costs. We intend to take a deeper look at how we can manage G&A expenses more carefully going forward.

G&A expenses increased from $20.3 million in 2010 to $25.8 million in 2011, an increase of 27.3%. G&A expense increased during the year for the same reasons already discussed for the fourth quarter. In addition, the increase in G&A expense reflects acquisition costs of slightly more than $1.0 million for the full year.

The full year effective tax rate was 23.7% in 2011 versus 29.8% in 2010. You may recall we recorded a one-time, non-recurring tax benefit related to reserves taken on certain tax positions that we resolved during the third quarter of 2011. We expect the effective tax rate to normalize to a rate in the high twenties, but less than 30% in 2012.

We generated $43.8 million in operating cash flow during the fourth quarter, a 60.7%

improvement over the same period in 2010. In addition to solid operating results, we received partial payment of the retainage, or holdback, related to the Savannah River project in the amount of $16 million. This is reflected as restricted cash draws in operating cash flow. We have already received the balance of the remaining retainage in the first quarter of 2012.

In the fourth quarter, we invested $16.9 million in renewable projects that we will own and operate. We continued to accelerate renewable projects in order to qualify for section 1603 rebates before it expires. We also continue to work on financing projects through third party lenders.

A solid quarter, including the partial cash retainage payment received from the Savannah River project, enabled us to repay a good portion of our revolver, or $39.4 million, during the quarter. This is reflected in our cash flow from financing activities.

As mentioned previously, we have been strengthening our balance sheet. Both the Federal ESPC receivable asset and the Federal ESPC receivable financing liability that is part of long-term debt have decreased to reflect completion and acceptance of the Savannah River project as well as other federal projects. The Federal ESPC receivable financing liability decreased from $205.8 million in the third quarter to $109.3 million as of year-end 2011. Long-term debt decreased from $325.9 million as of September 30, 2011 to $196.4 million as of December 31, 2011. Total corporate debt on our balance sheet, not related to projects, was approximately $42 million as of December 31, 2011 and reflected approximately $37 million for the term loan and $5 million for the senior secured credit facility.

From a cash flow and balance sheet perspective, we finished the year in a strong position. We generated $32.0 million in operating cash flow for the full year, a 53.7% improvement from 2010. Even though we accelerated our investment in small scale infrastructure to more than $45 million and paid down a large percentage of our credit facility, we still ended the year with $19.0 million in cash on hand.

Further Fourth Quarter and Full Year Insights and Outlook for 2012
We made three acquisitions in 2011- AEG, located on Long Island; APS Energy Services, now referred to as Ameresco Southwest, in Tempe, Arizona; and two business units, xChangePoint® and energy projects, from Energy and Power Solutions, in Costa Mesa, California. With these acquisitions, we have solidified our footprint in the southwest while also enhancing our service offerings to utilities and private sector commercial and industrial customers. In addition, we opened six new offices. Even though the expense of these investments appears high initially, we view them as long-term strategic investments that further enhance our market leading position. We expect to continue using strategic acquisitions to solidify our strong foundation as we pursue our long-term goal of achieving 15-20% revenue and earnings growth per year on average.

We have expanded our capabilities for developing small scale energy plants for our customers, such as the contract we signed with the Philadelphia Water Department in the fourth quarter. We expect that these projects will provide a meaningful contribution to revenue growth in 2012.

In December, our marquee biomass project at the Savannah River Site was completed and accepted ahead of schedule, which generated a positive impact on our cash flow and balance sheet in the fourth quarter. We are currently operating and maintaining the facility and looking forward to highlighting the success of the project to future customers who can benefit from our expertise.

The MUSH market appears to be recovering from last year's sluggishness. All of our regions throughout the U.S. seem to be experiencing normal market conditions.

The federal market continues its gradual improvement. Our awarded backlog is up nicely year-over-year. RFP activity is up significantly since the White House announced its Better Buildings Initiative last December. We believe the current pipeline activity should translate into a backlog improvement during the second half of 2012 and into 2013.

The pipeline as of December 31, 2011 increased by 11% year-over-year to $2.7 billion. Proposal activity and awarded projects are driving this increase. Outstanding proposals increased by 49% year-over-year to $1.2 billion.

Our total construction backlog as of December 31, 2011 increased by 7.5% year-over-year to $1.2 billion, driven by a 54% increase in awarded projects. The book-to-bill ratio for the fourth quarter of 2011 was 0.99 and 1.14 for the year. Activity thus far in 2012 is in line with plan and we expect to see an increase in fully-contracted backlog as the year progresses, especially now that the MUSH market appears to be recovering. We expect our backlog to translate into an increase in installation activity of more than 10% in 2012.

Revenue from our other offerings, such as, small scale infrastructure, integrated-PV and O&M/Other increased to $130 million dollars in 2011, an increase of 18%.

Revenue from small scale infrastructure increased by more than 20% for the year. We are in the process of designing, permitting and constructing six more renewable energy plants, which we expect to begin generating meaningful revenue in 2013. We expect small scale infrastructure revenue to increase by more than 10% in 2012.

Revenue from integrated-PV increased by more than 20% in 2011. We expect a similar increase in 2012 as well.

Revenue from our O&M/Other offering increased more than 15% for the year. However, we expect O&M/Other revenue to grow more than 40% in 2012 due primarily to Savannah River O&M.

Leading to our outlook, 2012 guidance is as follows:

•	Revenue to be in the range of $800 million to $825 million

•	Net income to be in the range of $39.5 million to $42.5 million

We reduced the number of guidance metrics. We are now providing guidance metrics that are consistent with our long-term goal of achieving revenue and earnings growth of 15-20% per year on average. We will also continue to target 10% EBITDA margins over the long-term and expect that in 2012 we should be in the range of 9.6% to 9.8%.

Closing Remarks
In closing, we are happy that we were able to deliver record results for 2011. We took advantage of good market opportunities to position ourselves for future growth. The keys to driving future growth are executing well on our plan and a sharp focus on addressing customers' needs for comprehensive energy efficiency services and budget neutral solutions. We believe the current addressable ESCO market is approximately $5 billion and is expected to grow at 12-14% per year through 2020. If the C&I market were to truly open up, then the addressable market more than doubles. Under either scenario, we believe the need for energy efficiency will continue to grow, and that Ameresco is well positioned to take advantage of that potential future growth.

GAAP to Non-GAAP Reconciliation

Adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA):
Three Months Ended December 31,
	2010	2011
Operating income	$12,502,563	$12,101,354
Depreciation, amortization and impairment	2,560,922	4,453,451
Stock-based compensation	740,157	838,506
Adjusted EBITDA	$15,803,642	$17,393,311
Adjusted EBITDA margin	8.8%	9.2%

Adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA):
Years Ended December 31,
	2010	2011
Operating income	$45,992,297	$50,170,996
Depreciation, amortization and impairment	11,419,186	14,008,737
Stock-based compensation	2,498,660	2,865,706
Adjusted EBITDA	$59,910,143	$67,045,439
Adjusted EBITDA margin	9.7%	9.2%

Explanation of Non-GAAP Financial Measures
Ameresco defines adjusted EBITDA as operating income before depreciation and impairment expense and share-based compensation expense. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or any other measure of financial performance calculated and presented in accordance with GAAP.
The Company believes adjusted EBITDA is useful to investors in evaluating its operating performance for the following reasons: adjusted EBITDA and similar non-GAAP measures are widely used by investors to measure a company's operating performance without regard to items that can vary substantially from company to company depending upon financing and accounting methods, book values of assets, capital structures and the methods by which assets were acquired; securities analysts often use adjusted EBITDA and similar non-GAAP measures as supplemental measures to evaluate the overall operating performance of companies; and by comparing Ameresco's adjusted EBITDA in different historical periods, investors can evaluate its operating results without the additional variations of depreciation and amortization expense, and share-based compensation expense.
Ameresco's management uses adjusted EBITDA: as a measure of operating performance, because it does not include the impact of items that management does not consider indicative of our core operating performance; for planning purposes, including the preparation of the annual operating budget; to allocate resources to enhance the financial performance of the business; to evaluate the effectiveness of Ameresco's business strategies; and in communications with the board of directors and investors concerning Ameresco's financial performance.
The Company understands that, although measures similar to adjusted EBITDA are frequently used by investors and securities analysts in their evaluation of companies, adjusted EBITDA has limitations as an analytical tool, and investors should not consider it in isolation or as a substitute for GAAP operating income or an analysis of Ameresco's results of operations as reported under GAAP. Some of these limitations are: adjusted EBITDA does not reflect the Company's cash expenditures or future requirements for capital expenditures or other contractual commitments; adjusted EBITDA does not reflect changes in, or cash requirements for, Ameresco's working capital needs; adjusted EBITDA does not reflect stock-based compensation expense; adjusted EBITDA does not reflect cash requirements for income taxes; adjusted EBITDA does not reflect net interest income (expense); although depreciation, amortization and impairment are non-cash charges, the assets being depreciated, amortized or impaired will often have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for these replacements; and other companies in Ameresco's industry may calculate adjusted EBITDA differently than it does, limiting its usefulness as a comparative measure.
To properly and prudently evaluate Ameresco's business, the Company encourages investors to review its GAAP financial statements included above, and not to rely on any single financial measure to evaluate the business. Please refer to the above reconciliation of adjusted EBITDA to operating income, the most directly comparable GAAP measure.